EXHIBIT 5.2

[SCHRECK BRIGNONE LETTERHEAD]

November 29, 2004

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Suite 1800

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special Nevada counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of $100,000,000 principal amount of its 8¼% Senior Subordinated Notes due 2012 (the “Notes”) pursuant to (a) a Registration Statement on Form S-3 (Registration No. 333-90426) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2002, and all amendments thereto (as amended, the “Registration Statement”) and (b) a prospectus dated October 21, 2002, and accompanying prospectus supplement dated November 18, 2004 (as supplemented, the “Prospectus”). The Notes will contain guarantees (the “Guarantees”) by certain subsidiaries of the Company (the “Guarantors”), including, without limitation, Belterra Resort Indiana, LLC, a Nevada limited liability company (“Belterra”), and PNK (Reno), LLC, a Nevada limited liability company (“PNK Reno” and, together with Belterra, the “Nevada Guarantors”). The Notes and the Guarantees, upon issuance, will be governed by an Indenture dated as of March 15, 2004, among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture to be entered into as of December 3, 2004 (as supplemented, the “Indenture”). This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. We have examined the Registration Statement and the Prospectus, the forms of the Indenture and Notes (including the Guarantees), the Articles of Organization and Operating Agreements, each as amended to date, of the Nevada Guarantors, and such other documents, instruments, records and proceedings as we have deemed necessary as a basis for this opinion. We have also obtained from officers of the Nevada Guarantors or of the member or managing member of the Nevada Guarantors and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for purposes of this opinion.

Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that each natural person executing a document has sufficient legal capacity to do so, all

Pinnacle Entertainment, Inc.

November 29, 2004

documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original document, and all limited liability company records made available to us by the Nevada Guarantors and all public records reviewed are accurate and complete.

The opinions set forth herein are expressly limited to the laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Guarantees to which each of the Nevada Guarantors is a party have been duly authorized by such Nevada Guarantor.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated on or about November 30, 2004, which is incorporated by reference into the Registration Statement and the Prospectus and, if required by the rules and regulations of the Commission, to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder or that we are experts within the meaning of the Securities Act.

Very truly yours,

/s/ Schreck Brignone
SCHRECK BRIGNONE